Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Paul K. Suijk
Senior Vice President and CFO
(804) 287-5694

Cadmus Communications Announces Extension of its Tender Offer for its

9¾% Senior Subordinated Notes due 2009

RICHMOND, Virginia (May 27, 2004) — Cadmus Communications Corporation (Nasdaq/NM: CDMS) (“Cadmus” or “the Company”) announced today that, as part of its previously announced tender offer and consent solicitation (the “Offer”) for its outstanding 9¾% Senior Subordinated Notes due 2009, the Company is extending the tender offer expiration date. The tender offer, which was to have expired at 12:00 midnight, New York City time, on Wednesday, May 26, 2004 will be extended to 5:00 pm, New York City time, on Friday, June 11, 2004 (the “Tender Offer Expiration Date”), unless further extended by Cadmus.

The consummation of the Offer is subject to the terms and conditions of the Offer as detailed in the Company’s Offer to Purchase and Consent Solicitation Statement dated April 29, 2004, including Cadmus having obtained financing on such terms and in such amount as it may determine in its sole discretion. Subject to applicable law, Cadmus may, in its sole discretion, waive or amend any condition to the Offer, or extend, terminate or otherwise amend the Offer.

Wachovia Securities and Banc of America Securities LLC are the dealer managers and solicitation agents for the Offer. Questions regarding the Offer may be directed to Wachovia Securities’ Liability Management Group at (866) 309-6316 (U.S. toll-free) or (704) 715-8341 (collect) or Banc of America Securities LLC’s High Yield Special Products Group at (888) 292-0070 (U.S. toll-free) or (212) 847-5834 (collect).

Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the world’s largest provider of content management and production services to scientific, technical and medical journal publishers, the fourth largest periodicals printer in North America, and a leading provider of specialty packaging and promotional printing services. Additional information about Cadmus is available at www.cadmus.com.

Statements contained in this release relating to Cadmus’ future prospects and performance are “forward-looking statements” that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially from management’s expectations include but are not limited to: (1) the overall economic environment, (2) the equity market performance and interest rate environment, which can impact our pension liability, (3) our ability to develop and market new capabilities and services to take advantage of technology changes in the publishing process, especially for scientific, technical and medical journals, (4) significant price pressure in the markets in which we compete, (5) the loss of significant customers or the decrease in demand from customers, (6) our ability to continue to obtain improved efficiencies and lower production costs, (7) the financial condition and ability to pay of certain customers, (8) the impact of industry consolidation among key customers, and (9) our ability to operate effectively in markets outside of North America. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. The information provided in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.